Exhibit 99.1

National American University Holdings, Inc. Declares Second Quarter 2017 Dividend of $0.045 Per Share

Rapid City, South Dakota, October 5, 2016 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that on October 3, 2016, the Company’s Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 31, 2016, to be paid on or about January 13, 2017. The Company operates on a May 31st fiscal year.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel The Equity Group Inc. Carolyne Y. Sohn 415-568-2255 csohn@equityny.com	Adam Prior 212-836-9606 aprior@equityny.com